Pending Litigation.

In 2009, seven class action lawsuits
were filed in the U.S. District Court
for the District of Colorado against
OppenheimerFunds, Inc., the parent of
the Manager (OFI), OppenheimerFunds
Distributor, Inc., the Funds principal
underwriter and distributor
(the Distributor), and certain funds
(but not including the Fund) advised by
OFI Global Asset Management, Inc. and
distributed by the Distributor
(the Defendant Funds).  The lawsuits
also named as defendants certain officers and current and former trustees of the respective Defendant Funds. The lawsuits raised claims under federal securities laws and alleged, among other things, that the disclosure documents of the respective Defendant Funds contained misrepresentations and omissions and that the respective Defendant Funds investment policies were not followed. The plaintiffs in these actions sought unspecified damages, equitable relief and awards of attorneys fees and litigation expenses. The Defendant
Funds Boards of Trustees also engaged counsel to represent the Funds and the present and former Independent Trustees named in those suits. On March 5, 2014, the parties in six of these lawsuits executed stipulations and agreements of settlement resolving those actions. On July 31, 2014, the court entered an order and final judgment approving the settlements as fair, reasonable and adequate.
The settlements do not resolve a seventh outstanding lawsuit relating to Oppenheimer
Rochester California Municipal Fund
(the California Suit). OFI believes the
California Suit is without legal merit and is defending the suit vigorously. While it is premature to render any opinion as to the outcome in the California Suit, or whether any costs that OFI may bear in defending the California Suit might not be reimbursed by insurance, OFI believes the California Suit should not impair the ability of OFI or the Distributor to perform their respective duties to the Fund, and that the outcome of the California Suit should not have any material effect on the operations of any of the Oppenheimer Funds.